Sparrow Growth Fund

CLASS A

DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

The following Class A Distribution and Shareholder Servicing Plan (the “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”), by Sparrow Funds (the “Trust”), an Ohio business trust, on behalf of the Sparrow Growth Fund (the “Fund”), a series of the Trust.  The Plan has been approved by a majority of the Trust’s Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust and the Fund, and who have no direct or indirect financial interest in the operation of the Plan or in any Related Agreement (as defined below) (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on such Plan.

In approving the Plan, the Board of Trustees determined that adoption of the Plan would be prudent and in the best interests of the Fund and its Class A shareholders.  Such approval by the Board of Trustees included a determination, in the exercise of its reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Fund and its Class A shareholders.

The provisions of the Plan are as follows:

1.

PAYMENTS BY THE FUND TO PROMOTE THE SALE OF ITS CLASS A SHARES

(a)  Distribution Expenses.  The Fund will pay to the Fund’s distributor (the “Distributor”), as a principal underwriter of the Fund’s shares, and/or any Recipient (as defined below) a distribution fee of up to 0.25% of the average daily net assets of Class A shares of the Fund in connection with the promotion and distribution of Class A shares and the provision of personal services to shareholders, including, but not necessarily limited to, advertising, compensation to underwriters, dealers and selling personnel, the printing and mailing of prospectuses to other than current Fund shareholders, and the printing and mailing of sales literature (“Distribution Expenses”).  The Fund or Distributor may pay all or a portion of the distribution fee to any registered securities dealer, financial institution or any other person eligible to receive such payment pursuant to Rule 2830 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. (a “Registered Recipient”) who renders assistance in distributing or promoting the sale of Class A shares, or who provides certain shareholder services, pursuant to a written agreement (the “Rule 12b-1 Agreement”), one form of which is attached hereto as Appendix A, with respect to Class A shares of the Fund.  Payment of these fees shall be made monthly promptly following the close of the month.  If the Distributor and/or any Registered Recipient is due more monies for its services rendered than are immediately payable because of the expense limitation under Section 1(a) of this Plan, the unpaid amount shall be carried forward from period to period while the Plan is in effect until such time as it is paid.  The Distributor and/or any Registered Recipient shall not, however, be entitled to charge the Fund any interest, carrying or finance fees in connection with such carried forward amounts.

(b)   Service Fees.  The Fund will pay Sparrow Capital Management, Inc., the Fund’s investment adviser (the “Adviser”), a shareholder servicing fee equal to 0.25% of the average daily net assets of Class A shares of the Fund (the “Service Fees”).  The Adviser may use the  Service Fees to compensate any person, whether or not registered with the Financial Industry Regulatory Authority, Inc. (“FINRA”), including the Adviser itself or its personnel (a “Recipient”), with a “service fee” as such term is contemplated under Rule 2830 of FINRA’s Conduct Rules, as compensation for providing services to Class A shareholders of the Fund pursuant to a written agreement (a “Service Agreement”), a form of which is attached as Appendix B to this Plan.  Eligible services for this purpose include, but are not limited to: (a) processing and issuing confirmations concerning customer orders to purchase, redeem and exchange Class A shares; (b) receiving and transmitting funds representing the purchase price or redemption proceeds of  Class A shares; (c) forwarding shareholder communications such as prospectus updates, proxies and shareholder reports; (d) acting, or arranging for another party to act, as record-holder and nominee of all Class A shares beneficially owned by its customers; (e) providing sub-accounting with respect to Class A shares of the Fund beneficially owned by its customers or the information necessary for sub-accounting, including establishing and maintaining individual accounts and records with respect to Class A shares owned by each customer; (f) providing periodic statements to each customer showing account balances and transactions during the relevant period; (g) processing dividend payments; (h) receiving, tabulating and transmitting proxies; (i) responding to customer inquiries relating to the Class A shares or the services; (j) marketing or otherwise promoting the Class A shares of the Fund, and/or (k) providing sweep services which may include: (1) providing the necessary computer hardware and software which links the service organization’s systems to the Fund’s account management system; (2) providing software that aggregates the customers orders and establishes an order to purchase or redeem shares of the Fund based on established target levels for the customer’s demand deposit accounts; (3) providing periodic statements showing a customer’s account balance and, to the extent practicable, integrating such information with other customer transactions otherwise effected through or with the service organization; and (4) furnishing (either separately or on an integrated basis with other reports sent to a customer by the service organization) monthly and year-end statements and confirmations of purchases, exchanges and redemptions. Payment of these fees shall be made monthly promptly following the close of the month.   If a Recipient is due more monies for its services rendered than are immediately payable because of the expense limitation under Section 1(b) of this Plan, the unpaid amount shall be carried forward from period to period while the Plan is in effect until such time as it is paid.  The Recipient shall not, however, be entitled to charge the Fund any interest, carrying or finance fees in connection with such carried forward amounts.

2.

RULE 12B-1 RELATED AGREEMENTS

(a)

Other than payments directly to the Distributor and/or the Adviser pursuant to Section 1 above, the Fund shall not make any payments, directly or indirectly, pursuant to any Recipient pursuant to a Rule 12b-1 Agreement with the Distributor and/or a Service Agreement with the Adviser (collectively, the “Related Agreements”), unless the Related Agreement is in writing and the form of which has first been delivered to and approved by a vote of a majority of the Trust’s Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such Related Agreement.  The form of each of the Rule 12b-1 Agreement and Service Agreement relating to the Class A shares of the Fund attached hereto as Appendix A and Appendix B, respectively, have been approved by the Trust’s Board of Trustees as specified above.

(b)

Any Related Agreement shall describe the services to be performed by the Recipient and shall specify the amount of, or the method for determining, the compensation to the Recipient.

(c)

No Related Agreement may be entered into unless it provides (i) that it may be terminated with respect to the Fund at any time, without the payment of any penalty, by vote of a majority of the Class A shareholders of such Fund, or by vote of a majority of the Independent Trustees, on not more than 60 days’ written notice to the other party to the Related Agreement, and (ii) that it shall automatically terminate in the event of its assignment.

(d)

Any Related Agreement shall continue in effect for a period of more than one year from the date of its execution only if such continuance is specifically approved at least annually by a vote of a majority of the Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such Related Agreement.

3.

QUARTERLY REPORTS

(a)

The Distributor shall provide to the Board of Trustees, and the Trustees shall review at least quarterly, a written report of all amounts expended pursuant to the Plan as Distribution Expenses pursuant to Section 1(a) above.

(b)

The Adviser shall provide directly to the Board of Trustees, and the Trustees shall review at least quarterly, a written report of all amounts expended pursuant to the Plan as Service Fees pursuant to Section 1(b) above.

(c)

Each report required under Section (a) and (b) above shall include the identity of the Recipient of each payment and the purpose for which the amounts were expended and such other information as the Board of Trustees may reasonably request.

4.

EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall become effective as of the latter to occur of the date that (i) the Class A shareholders of the Fund approve this Plan, or (ii) a majority of the Board of Trustees, and of the Independent Trustees approve this Plan, in each case at a meeting called for the purpose of voting on the approval of the Plan.  The Plan shall continue in effect with respect to the Fund for a period of one year from its effective date unless terminated pursuant to its terms.  Thereafter, the Plan shall continue with respect to the Fund from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such continuance.  The Plan, or any Related Agreement may be terminated with respect to the Fund at any time, without penalty, on not more than sixty (60) days’ written notice by a majority vote of shareholders of such Fund, or by vote of a majority of the Independent Trustees.

5.

SELECTION OF INDEPENDENT TRUSTEES

During the period in which the Plan is effective, the selection and nomination of those Trustees who are Independent Trustees of the Trust shall be committed to the discretion of the Independent Trustees.

6.

AMENDMENTS

All material amendments of the Plan shall be in writing and shall be approved by a vote of a majority of the Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such amendment.  In addition, the Plan may not be amended to increase materially the amount to be expended by the Fund hereunder without the approval by a majority vote of shareholders of the Fund affected thereby.

7.

RECORDKEEPING

The Trust shall preserve copies of the Plan, any Related Agreement and all reports made pursuant to Section 3 for a period of not less than six years from the date of this Plan, any such Related Agreement or such reports, as the case may be, the first two years in an easily accessible place.

Approved by the Board of Trustees:  July 17, 2008

Amended by the Board of Trustees:  August 17, 2009

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Appendix A

Rule 12b-1 Related Agreement

Rafferty Capital Markets, LLC

59 Hilton Avenue

    Garden City, NY 11530

BROKER-DEALER AGREEMENT

This Agreement made as of ________________________, 2009 between Rafferty Capital Markets, LLC (“RCM”), a corporation organized and existing under the laws of the State of New York, and ______________________________(“Broker-Dealer”), a corporation organized and existing under the laws of ____________________________.

WHEREAS, each fund listed on Schedule A (each a “Fund”) is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company or as a series thereof and currently offers for public sale shares of common stock or beneficial interest (“Shares”),

WHEREAS, RCM serves as principal underwriter in connection with the offering and sale of the Shares of each Fund pursuant to a Distribution Agreement, and

WHEREAS, Dealer desires to serve as a selected dealer for the Shares, and

NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein, RCM and Broker-Dealer agree as follows:

1.

Offers and Sales of Shares. The Broker-Dealer is to offer and sell Shares only at the public offering price in effect, in accordance with the terms of the then-current prospectus(es), including any supplements or amendments thereto, of each Fund (“Prospectus”). The Broker-Dealer agrees to act only as agent on behalf of its customers in such transactions and shall not have authority to act as agent for the Funds, for RCM, or for any other dealer in any respect. Broker-Dealer agrees to purchase Shares for investors at the applicable public offering price. Unless otherwise mutually agreed in writing, each transaction shall be confirmed in writing. All purchase orders are subject to acceptance by RCM and the Fund and become effective only upon confirmation by RCM. In its sole discretion, either the Fund or RCM may reject any purchase order and may, provided notice is given to the Broker-Dealer, suspend sales or withdraw the offering of Shares entirely.

2.

Procedures for Purchases. The procedures relating to all orders and the handling of them shall be made in accordance with the procedures set forth in each Fund’s Prospectus, and to the extent consistent with the Prospectus, written instructions forwarded to Broker-Dealer by RCM from time to time.

3.

Settlement and Delivery for Purchases. Transactions shall be settled by the Broker-Dealer by payment of the full purchase price to RCM in Federal Funds. Payment for Shares ordered from RCM shall be received by RCM by the later of (a) the end of the third business day following the Broker-Dealer’s receipt of the customer’s order to purchase such Shares or (b) the end of one business day following the Broker-Dealer’s receipt of the customers payment for such Shares, but in no event later than the end of the sixth business day following the Broker-Dealer’s receipt of the customers order. If such payment is not received within the time specified, the sale may be canceled forthwith without any responsibility or liability on RCM’s part or on the part of the Funds.

RCM will not accept from the Broker-Dealer any conditional orders for Shares. Delivery of certificates for Shares purchased shall be made by the Funds only if requested (provided that the Fund issues certificates) and only against receipt of the purchase price, subject to deduction for any discount reallowed to the Broker-Dealer and RCM’s portion of the sales charge on any such sale.

RCM shall pay to the Broker-Dealer, not less frequently than monthly, the aggregate fees due it on orders received and settled.

4.

Procedures for Redemption, Repurchase and Exchange. Redemption or repurchases of  Shares as well as exchange requests shall be made in accordance with the procedures set forth in each Fund’s Prospectus, and to the extent consistent with the Prospectus, written instructions forwarded to the Broker-Dealer by RCM from time to time.

5.

Compensation.  On each purchase of Shares by the Broker-Dealer from RCM, the total sales charges and discount to selected Broker-Dealer, if any, shall be as stated in each Fund’s Prospectus. Such sales charges and discounts to broker-dealer are subject to reductions under a variety of circumstances as described in each Fund’s Prospectus. To obtain these reductions, RCM must be notified when a sale takes place that would qualify for the reduced charge. If any Shares sold to the Broker-Dealer under the terms of this Agreement are redeemed by a Fund or repurchased within seven business days after the date the Broker-Dealer purchased such Shares, the Broker-Dealer agrees to forfeit its right to any discount or commission received by or allowed to the Broker-Dealer from its original sale.

From time to time during the term of this Agreement, RCM may make payments to Broker-Dealer pursuant to one or more distribution plans adopted by certain of the Funds pursuant to Rule 12b-1 under the 1940 Act (“Plan of Distribution”) in consideration, with respect to each such Fund, of your furnishing distribution services hereunder and providing administrative, accounting and other services, including personal service and/or the maintenance of shareholder accounts. The provisions and terms of a Fund’s Plan of Distribution are described in its Prospectus and Statement of Additional Information (“SAI”), and the Broker-Dealer agrees that RCM has made no representations to the Broker-Dealer with respect to the Plan of Distribution in addition to or conflicting with the description set forth therein. The Broker-Dealer agrees that (1) Broker-Dealer has no right to receive payment of any amounts otherwise payable to it by RCM under a Fund’s Plan of Distribution until such time as RCM is in receipt of such fee from the Fund and (2) RCM’s liability to the Broker-Dealer for the payment of any such fees is limited solely to the amount of the applicable Fund’s fee sent to RCM.

6.

Expenses. The Broker-Dealer agrees that it will bear all expenses incurred in connection with its performance of this Agreement.

7.

Dealer Registration. The Broker-Dealer represents and warrants that it is registered as a broker-dealer under the Securities Exchange Act of 1934 (“the 1934 Act”), is qualified as a broker-dealer in all states or other jurisdictions in which it sells Fund Shares, and, if it sells shares in additional states or jurisdictions in the future, it will become qualified to act as a broker-dealer in each such state or jurisdiction prior to selling any Fund shares. The Broker-Dealer shall maintain any filings and licenses required by federal and state laws to conduct the business contemplated under this Agreement.  The Broker-Dealer further represents and warrants that it is a member in good standing of the National Association of Securities Dealers, Inc., (“NASD”), and that it agrees to abide by the Conduct Rules of the NASD. The Broker-Dealer further represents and warrants that it is a member of the Securities Investor Protection Corporation (“SIPC”) in good standing.

8.

Compliance with Federal and State Laws. The Broker-Dealer will not sell any of the Shares except in compliance with all applicable federal and state securities laws. In connection with sales and offers to sell Shares, the Broker-Dealer will furnish or cause to be furnished to each person to whom any such sale or offer is made, at or prior to the time of the offering or sale, a copy of the prospectus, and, if requested, the related SAI. RCM shall be under no liability to the Broker-Dealer except for lack of good faith, and for obligations expressly assumed by RCM herein. Nothing herein contained, however, shall be deemed to be a condition, stipulation, or provision binding any persons acquiring any security to waive compliance with, or to relieve the parties hereto from any liability arising under, the federal securities laws.

RCM shall, from time to time, inform the Broker-Dealer as to the states and jurisdictions in which RCM believes the Shares have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states and jurisdictions. The Broker-Dealer agrees that it will not knowingly offer or sell Shares in any state or jurisdiction in which Shares are not qualified, unless any such offer or sale is made in a transaction that qualifies for an exemption from registration.

RCM assumes no responsibility in connection with the registration of the Broker-Dealer under the laws of the various states or under federal law or the Broker-Dealer’s qualification under any such law to offer or sell Shares.

9.

Unauthorized Representations.  No person is authorized to make any representations concerning Shares of the Funds except those contained in the Prospectus, SAI and printed information issued by each Fund or by RCM as information supplemental to each Prospectus. RCM shall, upon request, supply the Broker-Dealer with reasonable quantities of Prospectuses and SAIs. The Broker-Dealer agrees not to use other advertising or sales material, relating to the Funds unless approved by RCM in advance of such use.

Neither party shall use the name of the other party in any manner without the other party’s written consent, except as required by any applicable federal or state law, rule or regulation, and except pursuant to any mutually agreed upon promotional programs.

10.

Confirmations. The Broker-Dealer agrees to send confirmations of orders to its customers as required by Rule 10b-10 of the 1934 Act. On orders placed directly with the Fund or its Agents, confirms will be sent to customers, as required, by the Fund’s Transfer Agent.

11.

Records.   The Broker-Dealer agrees to maintain all records required by applicable state and federal laws and regulations relating to the offer and sale of Shares, and upon the reasonable request of RCM, or of the Funds, to make these records available to RCM or the Fund’s Administrator as reasonably requested. On orders placed directly with the Fund or its Agents, the Fund’s Transfer Agent, will maintain all records required by state and federal laws and regulations relating to the offer and sale of Shares.

12.

Taxpayer Identification Numbers.  The Broker-Dealer agrees to obtain any taxpayer identification number certification from its customers required under the Internal Revenue Code and any applicable Treasury regulations, and to provide RCM or its designee with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding.

13.

Indemnification. (a) The Broker-Dealer shall indemnify and hold harmless, RCM , each Fund, the transfer agent of the Funds, and their respective affiliates, officers, directors, agents, employees and controlling persons from all direct or indirect liabilities, losses or costs (including attorneys fees) arising from, related to or otherwise connected with any breach by the Broker-Dealer of any provision of this Agreements; (b) RCM shall indemnify and hold harmless the Broker-Dealer and its affiliates, officers, directors, agents, employees and controlling persons from and against any and all direct or indirect liabilities, losses or costs (including attorneys fees) arising from, related to or otherwise connected with any breach by RCM of any provision of this Agreement; (c) The Agreement of the parties in this Paragraph to indemnify each other is conditioned upon the party entitled to indemnification (Indemnifying Partner) promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Indemnified Party (which approval shall not unreasonably be withheld), and that the Indemnified Party may participate in such defense at its expense. The failure of the Indemnified Party from any liability other than its indemnity obligation under this Paragraph. No Indemnifying Party, in the defense of any such claim or litigation, shall, without the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

14.

No Agency Created.  Nothing in this Agreement shall be deemed or construed to make the Broker-Dealer an employee, agent, representative or partner of any of the Funds or of RCM, and the Broker-Dealer is not authorized to act for RCM, and the Broker-Dealer is not authorized to act for RCM or for any Fund or to make any representations on RCM’s or the Funds’ behalf. The Broker-Dealer acknowledges that this Agreement is not exclusive and that RCM may enter into similar arrangements with other broker-dealers.

15.

Termination, Assignment and Amendment. Either party to this Agreement may cancel this Agreement by giving ten days’ written notice to the other. Such notice shall be deemed to have been given on the date on which it was either delivered personally to the other party or any officer or member thereof or was mailed to the other party at its address as shown below in section 16. This agreement will terminate automatically without notice with respect to any Fund if (a) the Broker-Dealer filed a petition in bankruptcy, (b) a trustee or the like is appointed for the Broker-Dealer or its assets under federal bankruptcy laws, (c) the Broker-Dealer’s registration as a broker-dealer with the Securities and Exchange Commission is suspended or revoked, (d) the Broker-Dealer’s NASD membership is suspended or revoked, (e) if an application for a protective decree under the provisions of the Securities Investor protection Act of 1970 shall have been filed against the Broker-Dealer, or (f) the Distribution Agreement between RCM and a Fund is terminated. Termination of this Agreement by operation of this Section 15 shall not affect any unpaid obligations under Sections 2, 3, or 5 of this Agreement or the liability, legal and indemnity obligations set forth under Sections 7,8,9 or 13 of this Agreement. This Agreement may be amended by either party with the prior written consent of the other party.

16.

Notices. Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal delivery or by postage prepaid, registered or certified United States first class mail, return receipt requested, or by electronic mail, telex, telegram or similar means of same ay delivery (with a confirming copy by mail as provided herein). Unless otherwise notified in writing, all notices to RCM shall be given or sent to RCM at its offices located at:

59 Hilton Ave.

     Garden City, NY 11530

Attn: Thomas Mulrooney

All notices to the Broker-Dealer shall be given or sent to the address on the Broker-Dealer Information Sheet.

17.

Miscellaneous. The captions in this Agreements are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

18.

Governing Law.  This Agreement shall be construed in accordance with the laws (without regard, however, to conflicts of law principles) of the State of New York and the 1940 Act, the latter shall control.

19.

Confidentiality. RCM and the Broker-Dealer agree to preserve the confidentiality of any and all materials and information (collectively, “Materials”) furnished by either party in connection with this Agreement.

The provisions of this Section shall not apply to any information which: (a) is independently developed by the receiving party, provided the receiving party can satisfactorily demonstrate such independent development with appropriate documentation; (b) is known to the receiving party by a third party prior to disclosure by the disclosing party; (c) is lawfully disclosed to the receiving party by a third party not under a separate duty of confidentiality with respect thereto to the disclosing party; or (d) otherwise is publicly available through no fault or breach by the receiving party; or (e) is required to be disclosed pursuant to any applicable law, rule, regulation or order of an entity having jurisdiction over the disclosing party.

20.

Arbitration Clause – FINRA.   In the event of a dispute between the parties, such dispute will be settled by binding arbitration before FINRA arbitrators in accordance with FINRA’s Code of Arbitration Procedure in effect at the time of dispute. The arbitrators will act by majority decision and their award may allocate attorney’s fees and arbitration costs between the parties. Their award will be final and binding between the parties, and such award may be entered as a judgment in any court of competent jurisdiction. This section shall survive termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first written above.

Rafferty Capital Markets, LLC

Attest: _______________________________

By: __________________________

Broker-Dealer

Attest:________________________________

By: __________________________

Print Name: ___________________

Title: _________________________

Firm: _________________________

RAFFERTY CAPITAL MARKETS, LLC

DEALER AGREEMENT

SCHEDULE A

The following Funds are covered by the terms and conditions of the attached Dealer Agreement.

FUND

         SYMBOL

CUSIP

Sparrow Growth Fund                                   SGFFX

846571107

Class A

Sparrow Growth Fund                                   SGFCX                                    846571206

No-load Class

[Insert Rafferty Form Dealer Agreement]

Schedule A

to the

Rule 12b-1 Related Agreement

For all services rendered pursuant to the Rule 12b-1 Agreement, we shall pay you a fee calculated as follows:

0.25% (for distributions activities) and 0.25% (for other services) of the average daily net assets of Class A shares of the Fund (computed on an annual basis) which are owned of record by your firm as nominee for your customers or which are owned by those customers of your firm whose records, as maintained by the Trust or its agent, designate your firm as the customer’s dealer or service provider of record.

The Fund’s administrator shall make the determination of the net asset value, which determination shall be made in the manner specified in the Fund’s current prospectus, and pay to you, on the basis of such determination, the fee specified above, to the extent permitted under the Plan.

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Appendix B

Service Agreement

_______________, 200__

[Dealer or Service Provider]

[Dealer Name

and Address]

Ladies and Gentlemen:

This letter will confirm our understanding and agreement with respect to payments to be made to you pursuant to an Distribution and Shareholder Servicing Plan (the “Plan”) adopted by Sparrow Funds, an Ohio business trust (the “Trust”), on behalf of the Sparrow Growth Fund (the “Fund”), pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”).  The Plan and this related agreement have been approved by a majority of the Trustees of the Trust, including a majority of Trustees who are not “interested persons” (as defined in the Act), of the Trust or the Fund, and who have no direct or indirect financial interest in the operation of the Plan or its related agreements (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting thereon.  Such approval included a determination by the Board of Trustees that, in the exercise of its reasonable business judgment and in light of its fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund’s Class A shareholders.

1.

To the extent you provide services to the Fund’s Class A shareholders, including, but not limited to (a) processing and issuing confirmations concerning customer orders to purchase, redeem and exchange Class A shares; (b) receiving and transmitting funds representing the purchase price or redemption proceeds of Class A shares; (c) forwarding shareholder communications such as prospectus updates, proxies and shareholder reports; (d) acting, or arranging for another party to act, as recordholder and nominee of all Class A shares beneficially owned by your customers; (e) providing sub-accounting with respect to the Fund’s Class A shares beneficially owned by your customers or the information necessary for sub-accounting, including establishing and maintaining individual accounts and records with respect to Class A shares owned by each of your customer; (f) providing periodic statements showing account balances and transactions during the relevant period; (g) processing dividend payments; (h) receiving, tabulating and transmitting proxies; (i) responding to inquiries relating to the Class A shares or the services; (j) marketing or otherwise promoting the Class A shares; and/or (k) providing sweep services which may include: (1) providing the necessary computer hardware and software which links your systems to the Fund’s account management system; (2) providing software that aggregates the customers orders and establishes an order to purchase or redeem shares of the Fund based on established target levels for the customer’s demand deposit accounts; (3) providing periodic statements showing a customer’s account balance and, to the extent practicable, integrating such information with other Customer transactions otherwise effected through or with the service organization; and (4) furnishing (either separately or on an integrated basis with other reports sent to a customer by the service organization) monthly and year-end statements and confirmations of purchases, exchanges and redemptions (collectively, “Shareholder Services”), we shall pay you a fee as described on Schedule A.  We reserve the right to increase, decrease or discontinue the fee at any time in our sole discretion upon written notice to you.

You agree that all activities conducted under this Agreement will be conducted in accordance with this Agreement, as well as all applicable state and federal laws, including the Act, the Securities Exchange Act of 1934, the Securities Act of 1933.

2.

This Agreement shall become effective on the date accepted by you and shall continue in full force until terminated.  This Agreement may be terminated by the vote of (a) a majority of shareholders of the Fund(s), or (b) a majority of the Independent Trustees, on 30 days’ written notice, without payment of any penalty.  In addition, this Agreement will be terminated by any act with terminates the Fund’s Plan, and shall also terminate immediately in the event of its assignment.  This Agreement may be amended by us upon written notice to you, and you shall be deemed to have consented to such amendment upon effecting any purchases of shares for your own account or on behalf of any of your customer’s accounts following your receipt of such notice.

3.

The obligations of the Fund under this Agreement shall not be personally binding upon, nor shall resort be had to, the private property of any of the Trustees, shareholders, officers, employees or agents of the Trust, but shall be binding solely against the applicable Fund’s property allocable to its Class A.

SPARROW CAPITAL MANAGEMENT, INC.

By:

Accepted:

[SERVICE PROVIDER NAME]

(Street Address)

 (City)(State)(ZIP)

 (Telephone No.)

(Facsimile No.)

By:

(Name and Title)

Schedule A

to the

Service Agreement

For all services rendered pursuant to the Agreement, we shall pay you a fee calculated as follows:

Annual shareholder servicing fee of 0.25% of the average daily net assets of all Class A shares of the Fund (computed on an annual basis) which are owned of record by your firm as nominee for your customers or which are owned by those customers of your firm whose records, as maintained by the Fund or its agent, designate your firm as the customer’s dealer or service provider of record.

The Fund’s administrator shall make the determination of the net asset value, which determination shall be made in the manner specified in the Fund’s current prospectus, and we shall pay to you, on the basis of such determination, the fee specified above, to the extent permitted under the Plan.